Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

SAN JOSE, CA (January 23, 2008) – Sanmina-SCI Corporation (Nasdaq NM: SANM), a leading global Electronics Manufacturing Services (EMS) company, today reported financial results for its first fiscal quarter ended December 29, 2007.

First Quarter Fiscal 2008 Highlights:

•                  REVENUE OF $2.53 BILLION, GUIDANCE WAS $2.5-2.65 BILLION

•                  NON-GAAP GROSS MARGIN OF 6.1%, EXCEEDING GUIDANCE OF 5.7%-5.9%

•                  NON-GAAP DILUTED EARNINGS PER SHARE OF $0.04, GUIDANCE WAS $0.02-$0.04

•                  GAAP DILUTED EARNINGS PER SHARE OF $0.01

Sanmina-SCI reported revenue of $2.53 billion for the first fiscal quarter ended December 29, 2007.  This is compared to $2.51 billion in the fourth fiscal quarter ended September 29, 2007 and $2.78 billion in the first fiscal quarter ended December 30, 2006.   The Company’s core business met expectations with revenue of $1.79 billion.  The PC business experienced weakness in the quarter and delivered below expectation with revenue of $740 million.

Non-GAAP Results for the Quarter

Net income for the first quarter of fiscal 2008 was $21.0 million, $0.04 diluted earnings per share, compared to $10.2 million, a diluted earnings per share of $0.02, for the fourth fiscal quarter ended September 29, 2007, and $34.7 million, $0.07 diluted earnings per share for the first fiscal quarter of 2007.

Gross profit for the first fiscal quarter was $155.1 million, 6.1 percent of revenue, compared to $134.1 million, 5.4 percent of revenue for the prior quarter, and $169.9 million, 6.1 percent of revenue in the same period a year ago. Operating income for the quarter was $61.2 million, compared to $42.8 million in the prior quarter and $70.6 million for the same period a year ago (see Non-GAAP Financial Information).

GAAP Results for the Quarter

For the first quarter of fiscal 2008, the Company reported net income of $7.9 million, $0.01 diluted earnings per share versus a net loss of $1.1 billion, $2.10 diluted loss per share for the fourth quarter of fiscal 2007 and net income of $28.2 million, $0.05 diluted earnings per share for the same period a year ago.

Cash Flow and Balance Sheet Metrics

Free cash flow during the first quarter of fiscal 2008 (cash flow from operating and investing activities), amounted to $121.9 million. Other balance sheet results included:

•                  Cash and cash equivalents at quarter-end were $941 million;

•                  Cash cycle days of 25 represented a 4 day improvement quarter-over-quarter and a 20 day improvement year-over-year; and

•                  Redeemed $120 million of long-term debt

“I am pleased with the progress we made during the quarter.  Our Technology Components Group made significant operational and financial improvements and our core business met our profitability expectations. Strength in the quarter was driven by the communications, defense and aerospace and enterprise computing and storage end-markets,” stated Jure Sola, Chairman and Chief Executive Officer.

“Our second quarter has historically been seasonally down, but we are cautiously optimistic about our outlook based on what we currently have in the pipeline from new and existing customers.  We expect to continue to strengthen our results, improve profitability and generate free cash flow throughout fiscal 2008,” continued Sola.

Second Quarter Fiscal 2008 Outlook

The following guidance is based on current expectations. These statements are forward-looking and actual results may differ materially. The Company provides the following guidance with respect to the second fiscal quarter ending March 29, 2008:

•                  Revenue is expected to be in the range of $2.4 billion to $2.5 billion

•                  Non-GAAP diluted earnings per share to be between $0.03 to $0.05

Non-GAAP Financial Information

In the commentary set forth above, we present the following non-GAAP financial measures: gross profit, gross margin, operating income, operating margin, net income and earnings per share. In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items, to the extent material or which we consider to be of a non-operational nature in the applicable period.

We have furnished these non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business. Our management also uses this information internally for forecasting, budgeting and other analytical purposes. Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our Company and to facilitate period-to-period comparisons and analysis of operating trends. A reconciliation from GAAP to non-GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com. Sanmina-SCI provides earnings guidance only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies. In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Wednesday, January 23, 2008 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605. The conference will be broadcast live over the Internet. Log on to the live webcast at www.sanmina-sci.com. Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com. A replay of today’s conference call will be available for 48-hours. The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 30384378.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS)

market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2007 Annual Report on Form 10-K filed on November 28, 2007 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	December 29, 2007	September 29, 2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$941,197	$933,424
Accounts receivable, net	1,251,997	1,218,375
Inventories	1,077,618	1,059,856
Prepaid expenses and other current assets	194,002	203,802
Total current assets	3,464,814	3,415,457

Property, plant and equipment, net	591,645	609,394
Other intangible assets, net	20,297	22,218
Goodwill	512,635	510,669
Other non-current assets	114,487	112,217
Total assets	$4,703,878	$4,669,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,587,290	$1,450,705
Accrued liabilities	199,326	203,941
Accrued payroll and related benefits	130,110	142,436
Total current liabilities	1,916,726	1,797,082

Long-term liabilities:
Long-term debt	1,477,632	1,588,072
Other	128,710	111,654
Total long-term liabilities	1,606,342	1,699,726

Total stockholders’ equity:	1,180,810	1,173,147
Total liabilities and stockholders’ equity	$4,703,878	$4,669,955

Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended
	December 29, 2007	December 30, 2006
Net sales	$2,532,926	$2,778,790
Cost of sales	2,379,880	2,610,112
Gross profit	153,046	168,678

Operating expenses:
Selling, general and administrative	93,200	96,318
Research and development	4,606	8,962
Amortization of intangible assets	1,650	1,650
Restructuring costs	7,296	3,215
Total operating expenses	106,752	110,145
Operating income	46,294	58,533

Interest income	6,217	10,900
Interest expense	(35,363)	(43,331)
Other income (expense), net	(4,640)	10,961
Interest and other expense, net	(33,786)	(21,470)
Income before income taxes	12,508	37,063
Provision for income taxes	4,592	8,814
Net income	$7,916	$28,249

Net income per share:
Basic	$0.01	$0.05
Diluted	$0.01	$0.05

Weighted-average shares used in computing per share amounts:
Basic	529,652	527,110
Diluted	529,962	528,298

Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 29, 2007	December 30, 2006
GAAP Gross Profit	$153,046	$168,678
GAAP gross margin	6.0%	6.1%
Adjustments:
Stock compensation expense (1)	1,820	1,042
Amortization of intangible assets	271	221
Non-GAAP Gross Profit	155,137	169,941
Non-GAAP gross margin	6.1%	6.1%

GAAP operating income	$46,294	$58,533
GAAP operating margin	1.8%	2.1%
Adjustments:
Stock compensation expense (1)	3,406	2,638
Amortization of intangible assets	1,921	1,871
Stock option investigation and integration	2,263	4,374
Restructuring costs	7,296	3,215

Non-GAAP operating income	$61,180	$70,631
Non-GAAP operating margin	2.4%	2.5%

GAAP net income	$7,916	$28,249
Adjustments:
Operating income adjustments (see above)	14,886	12,098
Gain on sale of surplus real estate	—	(6,840)
Loss on redemption of debt (2)	2,237	—
Tax effect of above items	(4,001)	1,145
Non-GAAP net income	$21,038	$34,652

Non-GAAP Earnings Per Share:
Basic	$0.04	$0.07
Diluted	$0.04	$0.07

Weighted-average shares used in computing Non-GAAP earnings per share amounts:
Basic	529,652	527,110
Diluted	529,962	528,298

(1) Stock compensation expense for the three months ended December 29, 2007 and December 30, 2006 was as follows:

	Three Months Ended
	December 29, 2007	December 30, 2006
	(In millions)
Cost of sales	$1.8	$1.0
Selling, general and administrative	1.5	1.5
Research and development	0.1	0.1
	$3.4	$2.6

(2) Write-off of prepaid financing fees related to debt that was repaid prior to maturity.